Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE		May 11, 2009

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com

Nortel Reports Financial Results for the First Quarter 2009

Provides Business and Strategy Update

•	First quarter Revenues of $1.73 billion, decreased 37 percent compared to prior year period. Excluding the negative impact of foreign exchange fluctuations, the decrease would have been 29 percent
•	Management Operating Margin (a) (MOM) loss of $244 million, compared with positive MOM of $129 million in first quarter of 2008
¡	Key MOM variances in the quarter include:
—	LG-Nortel impact of $126 million vs. same period last year, reflecting significant contract completion in first quarter of 2008 not repeated in this quarter
—	Cancellation of certain equity-based compensation plans charge of $91 million
—	Restructuring charge of $59 million, historically would have been recorded in special charges
—	Lower revenues offset in part by lower costs and higher productivity levels
•	Cash balance as of March 31, 2009 of approximately $2.48 billion, compared to $2.4 billion at year-end 2008
•	Customer service levels are at multi-year highs
•	Focus is on maximizing value for stakeholders, including creditors, customers and employees

TORONTO—Nortel* Networks Corporation [TSX: NT | OTC: NRTLQ] announced its results for the first quarter 2009. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars. The Company also provided an update on its ongoing business and strategic review as part of the Creditor Protection Proceedings.

Commenting on the results of the first quarter of 2009, Nortel President and Chief Executive Officer Mike Zafirovski said:

“First quarter results showed a decline in revenue and margins as expected due to the severe economic downturn and our filings for creditor protection. However, despite the declines we saw this quarter, revenue has stabilized and our cash balance is stable from year-end 2008.”

“We accomplished our initial objectives of maintaining our customer commitments and strengthening our operational performance. Network performance and customer service levels are at multi-year highs and customers are expressing their support of Nortel. Our employees have done a tremendous job under challenging conditions.”

Nortel filed for creditor protection in multiple jurisdictions on January 14, 2009 after the Company’s capital structure and historic financial obligations were exacerbated by the rapid and significant downturn in the global economy and credit markets.

Commenting on Nortel’s creditor protection process, Mr. Zafirovski said:

“We are focused on maximizing value for stakeholders, including creditors, customers and employees. Nortel has rich resources, leading-edge know-how and a deep talent base, and it is our responsibility to preserve this value.”

“These are the key considerations in our decision-making process, and work is well underway to evaluate the ultimate path forward for our businesses. Discussions are taking place with various external parties, however, decisions have not been taken and we continue to evaluate our restructuring alternatives. To provide maximum flexibility we are also taking the appropriate steps to complete the move to standalone businesses.”

“We have made the necessary structural decisions to give Nortel the ability to optimize value, and preserve innovation platforms and employment to the greatest extent possible. Our businesses will have the opportunity to more effectively serve the discrete needs of their respective customers and market segments, while maintaining high customer service and network performance levels.”

2009 Financial Highlights

Nortel’s overall financial performance in the first quarter of 2009 was impacted by the continued downturn in the economy, which resulted in a decrease in customers’ spending levels, as well as the ongoing impacts of the Company’s Creditor Protection Proceedings.

•

Revenues in the first quarter of $1.73 billion, down by 37 percent year over year, with declines in all segments and regions. Excluding the negative impact of foreign exchange fluctuations of approximately $225 million, the decrease would have been 29 percent.

•

Gross margin of 36.1 percent in the quarter includes charges related to the cancellation of certain equity-based compensation plans and workforce and other cost reduction activities that historically would have been recorded in special charges. Excluding these charges, gross margin would have been 38.1 percent.

•

Although costs have been significantly reduced across the Company, the revenue declines and gross margin pressure resulted in Management Operating Margin (a) in the first quarter of negative $244 million or negative 14.1 percent.

¡

Includes a non-cash charge of $91 million related to the cancellation of certain equity-based compensation plans and charges for workforce and other cost reduction activities of $59 million that historically would have been recorded in special charges.

•	Cash balance on March 31, 2009, of $2.48 billion, compared to $2.4 billion at year-end 2008.

Completing the move to standalone businesses

The evaluation of Nortel’s businesses – Carrier Networks (which includes Wireless Networks as well as Carrier VoIP and Application Solutions or CVAS), Metro Ethernet Networks, Enterprise Solutions and the LG-Nortel joint-venture – is ongoing. As noted, the Company is taking appropriate steps to complete the move to standalone businesses initiated in late 2008. This will provide Nortel with maximum flexibility to choose the ultimate path forward for each of the businesses.

To achieve vertically integrated and fully independent business units, Nortel will decentralize its Carrier Sales and Global Operations functions over the coming weeks. This will enhance the business units’ overall responsiveness to changing customer and market requirements and provide the opportunity to better serve customers.

It is imperative that the independent business unit structure benefit from a streamlined shared-services organization to drive maximum efficiency. Therefore, the Company will expand the Nortel Business Services (NBS) organization to include operational and other functions from Global Operations, Corporate Operations and Finance.

The Company will also continue the necessary work to reduce costs across all of its business units.

Business Highlights

•

Commencing with the first quarter of 2009, Nortel began to report financial results under a new operating model with four reportable segments; Carrier Networks (CN), Enterprise Solutions (ES), Metro Ethernet (MEN) and LG-Nortel (LGN). Each of these segments now includes the associated financial results formerly reported in the Global Services group. The Company will also begin to report Carrier VoIP and Application Solutions as a separate reportable segment commencing with the third quarter of 2009.

•

Prior to the first quarter of 2009, ES segment revenues were reported across two categories: circuit and packet voice solutions revenues and data networking and security solutions revenues. Commencing with the first quarter of 2009, revenues from both of these previous categories are collectively reported as communications solutions revenues.

Enterprise Solutions

•	Delivered industry-leading innovation with the introduction of the new Ethernet Routing Switch 5600 series of data products.
•

The Business Communication Manager 450, introduced in October of 2008, reached 1,000 units sold in February — this is the fastest-selling Nortel product ever. It also won Internet Telephony Magazine’s Product of the Year award.

•	Las Vegas’ New M Resort Spa Casino selected Unified Communications from Nortel and Microsoft to help enhance its guest experience.
•	Nortel completed the sale of certain portions of its Application Delivery portfolio to Radware Ltd. for a purchase price of approximately $18 million.

Carrier Networks

•	Algerian Railways selected Nortel for GSM-R communications system expansion, Nortel continues to be the world leader in GSM-R.
•	Pocket Communications launched a new network to serve markets in the U.S. Northeast and is expanding the capacity of its South Texas wireless network with 3G CDMA technology from Nortel.
•

Introduced Smart Power Management to allow GSM customers to reduce energy consumption and save money, this solution was demonstrated in a trial conducted in February 2009 with the world’s largest mobile operator, China Mobile Communications Corporation (CMCC).

•

Telekom Austria selected Nortel and Kapsch CarrierCom for nationwide VoIP Solution; Mobilkom Austria also selected Nortel and Kapsch CarrierCom to help them deliver new mobile broadband services, including TV and satellite navigation system services.

•	Total number of Communication Server (CS) 1500 customers rose to more than 135 globally.
•	Introduced a new Revenue Assurance Voice Configuration Audit Service to help service providers achieve significant revenue retrieval and cost savings from their TDM and VoIP networks.
•

Announced worldwide availability of the Adaptive Application Engine that includes a wide-range of revenue-generating voice and multimedia applications like Federated IM, presence, collaboration, conferencing and video.

Metro Ethernet Networks (MEN)

•	Continued strong demand for industry-leading 40G optical solution with 46 customer wins to date, a record quarter in 40G shipments with over 500 40G line ports shipped in the first quarter.
•

Nortel 40G optical solution became the first in the industry to achieve approved product listing status from the U.S. Department of Defense Joint Interoperability Testing Command (JITC), a status that opens the door for deployment in the U.S. Department of Defense network and other U.S. government agency networks.

•	Continued customer interest in Nortel 100G solution, with Neos Networks and Banverket successfully completing 100G field trials, along with previously announced trials with Comcast and Verizon.

LG-Nortel

•

LG-Nortel introduced a new complete line of desktop IP phones (IP8800 series) empowering employees at enterprises of all sizes to work smarter and more effectively, with high-quality audio and extensive value-added features.

•	VoIP technology from LG-Nortel has helped propel LG Dacom into the market leader position for VoIP service in Korea with LG Dacom attracting more then 1.3 million customers in only 15 months.

Revenues

Revenues were $1.73 billion for the first quarter of 2009 compared to $2.76 billion for the first quarter of 2008, reflecting a reduction of 37 percent comprising declines across all business segments. The reduction was primarily a result of the continuing economic downturn and the uncertainty created by the Creditor Protection Proceedings, and the unfavourable impact of foreign exchange fluctuations. Foreign exchange fluctuations adversely impacted revenues by approximately $225 million, representing 8 percent of the decline.

Revenues B/(W)

	Q1 2009	YoY		QoQ
Carrier Networks	$737	(32%	)	(48%	)
Enterprise Solutions	$395	(41%	)	(34%	)
Metro Ethernet Networks	$360	(10%	)	(21%	)
LG-Nortel	$188	(66%	)	(7%	)
Other	$53	0%		6%

Total	$1,733	(37%	)	(36%	)

CN revenues in the first quarter of 2009 were $737 million, a decrease of 32 percent compared with the year ago quarter with impacts across all businesses. A majority of the decline was in the wireless segments, and in addition to the factors above, included a reduction in spending by certain customers as a result of their change in technology migration plans.

ES revenues in the first quarter of 2009 were $395 million, a decrease of 41 percent compared with the year ago quarter as a result of the factors noted above, namely decreased customer spending and decision-making deferral due to the economic conditions and the uncertainties created from our Creditor Protection Proceedings.

MEN revenues in the first quarter of 2009 were $360 million, a decrease of 10 percent compared with the year ago quarter with impacts across all businesses. Excluding the negative impact of foreign exchange fluctuations, revenues for MEN would have declined 6 percent year-over-year. In addition to the factors above, revenues from certain customers in the first quarter of 2008 that did not repeat to the same extent in the first quarter of 2009 also impacted year-over-year comparison.

LG-Nortel revenues in the first quarter of 2009 were $188 million, a decrease of 66 percent compared with the year ago quarter. In addition to the factors described above, a majority of the decline was in LGN Carrier, primarily due to the completion of a certain customer contract obligation that resulted in the recognition of previously deferred revenues in the first quarter of 2008 not repeated in the first quarter of 2009 and high sales volumes related to our 3G wireless products in the first quarter of 2008 not repeated to the same extent in the first quarter of 2009, as well as a significant foreign exchange impact due to the devaluation of the Korean WON against the US dollar. The decrease was partially offset by the completion of a certain customer contract obligation resulting in the recognition of previously deferred revenues in the first quarter of 2009.

Deferred Revenues

Deferred revenues balances decreased by $142 million during the first quarter of 2009 compared to a decrease of $266 million in the first quarter of 2008.

Gross Margin

Gross margin was 36.1 percent of revenues in the first quarter of 2009. Excluding charges related to the cancellation of certain equity-based compensation plans and workforce and other cost reduction activities that historically would have been recorded in special charges, gross margin would have been 38.1 percent (b) of revenues. This compared to gross margin of 41.6 percent for the first quarter of 2008. Compared to the first quarter of 2008, in addition to the items already noted, gross margin declined primarily as a result of the unfavorable impact of foreign exchange fluctuations, and the unfavorable impacts of product mix and price erosion partially offset by a decrease in inventory provisions.

Operating Expenses

Operating Expenses B/(W)

	Q1 2009	YoY	QoQ
SG&A	$528	12%	(13%	)
R&D	$341	19%	(2%	)

Total Operating Expenses	$869	15%	(8%	)

A focus on costs resulted in lower operating expenses compared to the year ago quarter. Operating expenses were $869 million in the first quarter of 2009. This compares to operating expenses of $1,017 million for the first quarter of 2008.

SG&A expenses were $528 million in the first quarter of 2009, compared to $597 million for the first quarter of 2008. Excluding charges related to the cancellation of certain equity-based compensation plans and workforce and other cost reduction activities that historically would have been recorded in special charges, SG&A expenses would have been $445 million (b). Compared to the first quarter of 2008, in addition to the items already noted, SG&A was favorably impacted primarily by headcount reductions and lower spending levels across all categories including a reduction in sales and marketing investment in maturing technologies.

R&D expenses were $341 million in the first quarter of 2009, compared to $420 million for the first quarter of 2008. Excluding charges related to the cancellation of certain equity-based compensation plans and workforce and other cost reduction activities that historically would have been recorded in special charges, R&D expenses would have been $309 million (b). Compared to the first quarter of 2008, in addition to the items already noted, R&D was favorably impacted primarily by headcount reductions, the cancellation of certain R&D programs, and Nortel’s exit from the WiMAX business, as well as lower discretionary costs relative to the first quarter of 2008.

Management Operating Margin (a)

Management operating margin was negative 14.1 percent of revenues in the first quarter of 2009 compared to positive 4.7 percent for the first quarter of 2008. Excluding a non-cash charge of $91 million related to the cancellation of certain equity-based compensation plans and $59 million related to workforce and other cost reduction activities that historically would have been recorded in special charges, management operating margin would have been negative 5.4 percent (b) of revenues. The first quarter of 2009 management operating margin decreased by 1,880 basis points compared to the year ago quarter. The decline was due to lower gross margin and a decline in revenues that outpaced reductions in operating expenses.

Net Loss

The Company reported a net loss in the first quarter of 2009 of $507 million, or $1.02 per common share on a basic and diluted basis, compared to net loss of $138 million, or $0.28 per common share on a basic and diluted basis, in the first quarter of 2008.

Other expense – net was $70 million for the first quarter of 2009, compared to $1 million in the first quarter of 2008. Other expense – net included a currency exchange loss of $57 million, a loss of $5 million related to hedging activity and costs associated with divestiture-related activities of $3 million.

Earnings attributable to non-controlling interests (formerly minority interests) was an expense of $26 million in the first quarter of 2009, compared to an expense of $78 million for the first quarter of 2008.

Interest expense was $77 million in the first quarter of 2009, compared to $80 million for the first quarter of 2008.

Income tax expense was $7 million in the first quarter of 2009, compared to an expense of $36 million for the first quarter of 2008

The net loss in the first quarter of 2009 of $507 million also included reorganization costs of $52 million related to the Creditor Protection Proceedings and the application of SOP 90-7and a non-cash write-down of goodwill of $48 million. The net loss in the first quarter of 2008 of $138 million included special charges of $88 million for restructurings, a loss of $19 million due to changes in foreign exchange rates, a charge of $12 million related to a patent lawsuit settlement, and a gain of $16 million primarily from mark-to-market gains on interest rate swaps.

Cash

Cash balance at the end of the first quarter of 2009 was $2.48 billion, up from $2.40 billion at the end of the fourth quarter of 2008. The increase in cash was primarily due to cash from operating activities of $202 million, partially offset by the net unfavorable foreign exchange impacts of $54 million, cash used in financing activities of $48 million and cash used in investing activities of $18 million.

(a) Management Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Management Operating Margin percentage is a non-GAAP measure defined as Management Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.

(b) Each of Management Operating Margin, Gross Margin, SG&A Expense and R&D Expense, excluding the impact of charges in relation to the cancellation of certain equity-based compensation plans and restructuring charges that historically would have been recorded in special charges, are non-GAAP measures. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.

About Nortel

Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next generation technologies, for both service provider and enterprise networks, support multimedia and business critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of its businesses; develop, obtain required approvals for, and implement a restructuring plan; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; operate within the restrictions and limitations of the current EDC Support Facility or put in place a longer term solution; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Joint Administrators, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against us; obtain sufficient exit financing to support a restructuring plan; maintain R&D investments; realize full or fair value for any assets or business that may be divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantial consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; attract and retain customers or avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings; maintain market share, as competitors move to capitalize on customer concerns; operate Nortel’s business effectively in consultation with the Canadian Monitor, and work effectively with the U.K. Administrators in their Administration of the European businesses inside U.K. Administration; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any restructuring plan to outstanding Nortel securities; the delisting of NNC common shares from the NYSE; and the potential delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained and expanding economic downturn and extraordinarily volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; potential higher operational and financial risks associated with Nortel’s international operations; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and Annual Report on Form 10-K for the year ended December 31, 2008 and other securities filings with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss first quarter 2009 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Combined and Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Three months ended
	March 31, 2009			December 31, 2008	March 31, 2008
	U.S. GAAP Results	Adjustments	Non-GAAP Results
Revenues:
Products	$1,470		$1,470	$2,424	$2,471
Services	263		263	298	287

	1,733		1,733	2,722	2,758

Cost of revenues
Products	966		966	1,461	1,459
Services	142		142	160	153

	1,108		1,108	1,621	1,612

Gross profit	625	35	660	1,101	1,146
	36.1%		38.1%	40.4%	41.6%
Selling, general and administrative expense	528	(83)	445	467	597
Research and development expense	341	(32)	309	335	420

Management operating margin	(244)	150	(94)	299	129
	-14.1%		-5.4%	11.0%	4.7%
Amortization of intangible assets	10			12	12
Special charges	—			97	88
Gain on sale of businesses and assets	(15)			(1)	(2)
Goodwill impairment	48			1,237	—
Other operating expense (income)—net	(12)			11	13

Total operating expenses	900			2,158	1,128

Operating earnings (loss)	(275)			(1,057)	18
Other income (expense)—net	(70)			(43)	(1)
Interest and dividend income	—			15	38
Interest expense
Long-term debt	(76)			(83)	(74)
Other	(1)			(2)	(6)

Loss from operations before reorganization items, income taxes and equity in net earnings of associated companies	(422)			(1,170)	(25)
Reorganization items—net	52			—	—

Loss from operations before incomes taxes and equity in net earnings of associated companies	(474)			(1,170)	(25)
Income tax expense	(7)			(967)	(36)

Loss from operations before equity in net earnings of associated companies	(481)			(2,137)	(61)
Equity in net earnings of associated companies—net of tax	—			—	1

Net loss including noncontrolling interests	(481)			(2,137)	(60)
Income attributable to noncontrolling interests	(26)			2	(78)

Net loss attributable to Nortel Networks Corporation	$(507)			$(2,135)	$(138)

Average shares outstanding (millions)—Basic	499			499	498
Average shares outstanding (millions)—Diluted	499			499	498
Basic and diluted loss per common share	($1.02)			($4.28)	($0.28)

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Combined and Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	March 31, 2009	December 31, 2008	March 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$2,479	$2,397	$3,223
Short-term investments	23	65	—
Restricted cash and cash equivalents	92	36	58
Accounts receivable—net	1,692	2,154	2,338
Inventories—net	1,419	1,477	1,818
Deferred income taxes—net	27	44	535
Other current assets	489	455	472

Total current assets	6,221	6,628	8,444

Investments	133	127	193
Plant and equipment—net	1,172	1,272	1,510
Goodwill	131	180	2,570
Intangible assets—net	129	143	188
Deferred income taxes—net	14	12	2,774
Other assets	303	475	574

Total assets	$8,103	$8,837	$16,253

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Trade and other accounts payable	$420	$1,001	$1,070
Payroll and benefit-related liabilities	401	453	545
Contractual liabilities	177	213	259
Restructuring liabilities	22	146	143
Other accrued liabilities	2,190	2,674	3,497
Long-term debt due within one year	3	19	696

Total current liabilities	3,213	4,506	6,210

Long-term liabilities
Long-term debt	91	4,501	3,838
Deferred income taxes—net	11	11	30
Other liabilities	732	2,948	2,706

Total long-term liabilities	834	7,460	6,574
Liabilities subject to compromise	7,691	—	—

Total liabilities	11,738	11,966	12,784

SHAREHOLDERS’ EQUITY (DEFICIT)
Common shares, without par value—Authorized shares: unlimited;
Issued and outstanding shares: 498,020,417 as of March 31, 2009, 497,893,086 as of December 31, 2008 and 438,029,916 as of March 31, 2008	35,596	35,593	34,043
Additional paid-in capital	3,645	3,547	5,033
Accumulated deficit	(42,872)	(42,362)	(36,705)
Accumulated other comprehensive income	(829)	(729)	215

Total Nortel Networks Corporation shareholders’ equity (deficit)	(4,460)	(3,951)	2,586

Noncontrolling interest	825	822	883

Total shareholders’ equity (deficit)	(3,635)	(3,129)	3,469

Total liabilities and shareholders’ equity (deficit)	$8,103	$8,837	$16,253

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Combined and Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended
	March 31, 2009	December 31, 2008	March 31, 2008
Cash flows from (used in) operating activities
Net loss attributable to Nortel Networks Corporation	$(507)	$(2,135)	$(138)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	82	83	82
Goodwill impairment	48	1,237	—
Non-cash portion of special charges	5	5	2
Equity in net earnings of associated companies—net of tax	—	(1)	(1)
Share-based compensation expense	101	20	21
Deferred income taxes	4	940	12
Pension and other accruals	46	44	32
Loss (gain) on sales or write downs of investments, businesses and assets—net	(14)	(11)	6
Non-controlling interests	26	(2)	78
Reorganization items	42	—	—
Other—net	22	49	(25)
Change in operating assets and liabilities, excluding Global Class Action Settlement—net	347	(318)	(329)

Net cash used in operating activities	202	(89)	(260)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(12)	(30)	(51)
Proceeds on disposals of plant and equipment	1	—	—
Change in restricted cash and cash equivalents	(55)	16	18
Decrease in short-term and long-term investments	24	286	—
Acquisitions of investments and businesses—net of cash acquired	—	(3)	(29)
Proceeds from sales of investments and businesses and assets—net	24	15	18

Net cash from (used in) investing activities	(18)	284	(44)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to non-controlling interests	—	(5)	(11)
Capital repayment to minority owners	—	(36)	—
Increase in notes payable	11	61	28
Decrease in notes payable	(55)	(31)	(25)
Decrease in capital leases payable	(4)	(5)	(6)

Net cash from (used in) financing activities	(48)	(16)	(14)

Effect of foreign exchange rate changes on cash and cash equivalents	(54)	(86)	9

Net increase (decrease) in cash and cash equivalents	82	93	(309)
Cash and cash equivalents at beginning of period	2,397	2,304	3,532

Cash and cash equivalents at end of period	$2,479	$2,397	$3,223

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Combined and Consolidated Financial Information (unaudited)

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment for:

	Three months ended
	March 31, 2009	December 31, 2008	March 31, 2008
Revenues
Carrier Networks	$737	$1,410	$1,089
Enterprise Solutions	395	602	668
Metro Ethernet Networks	360	458	402
LG-Nortel	188	202	546

Total reportable segments	1,680	2,672	2,705
Other	53	50	53

Total revenues	$1,733	$2,722	$2,758

Management Operating Margin
Carrier Networks	42	368	143
Enterprise Solutions	(128)	(61)	(83)
Metro Ethernet Networks	42	9	2
LG-Nortel	48	20	174

Total reportable segments	4	336	236
Other	(248)	(37)	(107)

Total Management Operating Margin	(244)	299	129
Amortization of intangible assets	10	12	12
Special charges	—	97	88
Gain on sales of businesses and assets	(15)	(1)	(2)
Goodwill impairment	48	1,237	—
Other operating expense (income)—net	(12)	11	13

Total operating earnings (loss)	(275)	(1,057)	18
Other income (expense)—net	(70)	(43)	(1)
Interest and dividend income	—	15	38
Interest expense	(77)	(85)	(80)
Reorganization items—net	(52)	—	—
Income tax expense	(7)	(967)	(36)
Noncontrolling interests—net of tax	(26)	2	(78)
Equity in net earnings of associated companies—net of tax	—	—	1

Net loss attributable to Nortel Networks Corporation	$(507)	$(2,135)	$(138)

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended
	March 31, 2009	December 31, 2008	March 31, 2008
Revenues
United States	$803	$1,362	$1,081
EMEA (a)	356	621	591
Canada	114	187	166
Asia	366	424	787
CALA (b)	94	128	133

Total revenues	$1,733	$2,722	$2,758

(a)	Europe, Middle East and Africa
(b)	Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended
	March 31, 2009	December 31, 2008	March 31, 2008
Revenues
Carrier Networks
CDMA solutions	$317	$710	$475
GSM and UMTS solutions	102	225	224
Circuit and packet voice solutions	102	170	130
Services	216	305	260

	737	1,410	1,089
Enterprise Solutions
Communication Solutions	271	449	527
Services	124	153	141

	395	602	668
Metro Ethernet Networks
Optical networking solutions	222	298	241
Data networking and security solutions	57	66	67
Services	81	94	94

	360	458	402
LG-Nortel
LGN Carrier	155	153	466
LGN Enterprise	33	49	80

	188	202	546
Other	53	50	53

Total revenues	$1,733	$2,722	$2,758